EXHIBIT 10.20

Valley Financial Corporation

Incentive Stock Option Agreement

THIS AGREEMENT is between Valley Financial Corporation (the “Company”) and James Randall Woodson (the “Optionee”), and is dated as of July 5, 2005 (the “Date of Grant”).

The Company hereby grants the Optionee an option to purchase Shares of the Stock of the Company, subject to the terms and conditions of this Agreement.

The grant of this option is made pursuant to the Valley Financial Corporation 2005 Key Employee Equity Award Plan (the “Plan”), a copy of which has been provided to the Optionee, receipt of which is hereby acknowledged. The terms of the Plan are incorporated into this Agreement by reference. In the case of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Any term used in this Agreement that is defined in the Plan shall have the same meaning given to that term in the Plan.

10. Grant of Option. The Company grants the Optionee an Incentive Stock Option (the “Option”) to purchase from the Company 5,000 Shares at $13.00 per Share (the “Exercise Price”). The Exercise Price is not less than 100% of the Fair Market Value per Share on the Date of Grant. The Option is intended to be a stock option that receives special tax treatment under Section 422 of the Internal Revenue Code (the “Code”).

11. Entitlement to Exercise Option.

(a) The Optionee will become vested in and entitled to exercise the Option as follows:

Vesting Date	Number of Shares	Total Vested Shares
July 5, 2006	1,000	1,000
July 5, 2007	1,000	2,000
July 5, 2008	1,000	3,000
July 5, 2009	1,000	4,000
July 5, 2010	1,000	5,000

This Option shall not vest as to any Shares if Optionee is not an employee of the Company on the respective Vesting Date.

(b) Except as otherwise stated in this paragraph, the Option may be exercised to the extent it is vested only while the Optionee is employed by the Company.

(i) If the Optionee retires or ceases to be employed by the Company for any reason other than his or her death or Disability and at a time when all or a portion of this Option was vested and exercisable pursuant to paragraph (a) above, the Optionee may exercise any or all of his vested Option within three months after he or she terminates employment. “Disability” or “Disabled” means a condition resulting from bodily injury or disease that renders Optionee unable to perform any and every duty pertaining to Optionee’s employment with the Company. The Board of Directors of the Company, in its sole discretion, will determine whether Optionee is Disabled based on medical evidence and Optionee’s eligibility for benefits under the long-term disability plan maintained by the Company, if any. The date the Board makes this determination will be considered the date of Disability for purposes of this Agreement.

(ii) If the Optionee terminates employment because of a Disability, he or she may exercise any or all of a portion of the vested Option (determined as of the Optionee’s termination date) within one year after the Disability termination date.

(iii) If the Optionee dies while he or she is employed by the Company or within three months after he or she terminates employment because of a Disability, the Optionee’s beneficiary may exercise this Option within one year after the Optionee’s death, but only to the extent the Option was vested and exercisable immediately before the Optionee’s death.

(c) The aggregate Fair Market Value (determined by reference to the Option Price on the Date of Grant) of the Option shares exercisable by the Optionee for the first time during a calendar year may not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under this agreement and any other incentive stock option agreements between the Optionee and the Company shall be aggregated for purposes of the Limitation Amount. The portion of the Option that fails to become exercisable because of the Limitation Amount shall be exercisable (to the extent otherwise exercisable) as a Non-Qualified Stock Option.

(d) In no event may this Option be exercised after July 5, 2015.

12. Method of Exercise and Payment.

(a) The Optionee may exercise his Option by delivering a written notice to the Company in the form attached as Exhibit A. The exercise date will be (i) in the case of notice by mail, the date of postmark; or (ii) if delivered in person, the date of delivery. The notice must be signed and state the number of Shares the Optionee has elected to purchase. The Optionee may exercise the Option in whole or in part, but only with respect to whole Shares.

(b) The exercise notice must be accompanied by payment of the Exercise Price in full by cash (which shall include payment by check, bank draft or money order payable to the Company). Instead of paying cash, the Optionee may substitute Shares of the Company’s Stock that he or she previously acquired (and has owned for at least six months) for all or part of the cash payment. Shares used as payment will be valued at their Fair Market Value on the date of exercise.

13. Nontransferability. This Option is not transferable by the Optionee other than by will or by the laws of descent and distribution.

14. Notice of Early Disposition. By signing this Agreement, the Optionee agrees to give the Company prompt written notice of a sale or disposition of Option Shares (i) within two years from the date on which the Option was granted, or (ii) within one year from the date on which the Option Shares were transferred to the Optionee. If the Optionee fails to give the Company prompt written notice, he or she will be liable to the Company for any loss of deduction, any penalty imposed, and any other financial loss incurred by the Company as a result of his or her failure to give prompt notice.

15. Employment Rights. Neither the Plan nor this Agreement confers upon the Optionee any right to continue as an employee of the Company or limits in any respect the right of the Company to terminate the Optionee’s employment.

16. Governing Law. This Agreement shall be governed by the laws of the state of Virginia.

17. Acceptance of Option. This Agreement deals only with the Option the Optionee has been granted and not its exercise. The Optionee’s acceptance of the Option places no obligation or commitment on the Optionee to exercise the Option. By signing below, the Optionee indicates acceptance of the Option and his or her agreement to the terms and conditions set forth in this Agreement, which, together with the terms of the Plan, shall become the Company’s Stock Option Agreement with the Optionee. The Optionee also acknowledges receipt of a copy of the Plan and agrees to all of the terms and conditions of the Plan. This Agreement will not be effective until it is signed and returned.

18. Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the Optionee and the Company with respect to the Option shares and shall be binding upon Optionee’s legatees, distributees, and personal representatives and the successors of the Company. This Agreement may only be amended by a writing signed by both the Optionee and the Company.

Valley Financial Corporation

By:	/s/ Ellis L. Gutshall
Its:	President / Chief Executive Officer
Date:	July 5, 2005

Signature:

Exhibit A

NOTICE OF EXERCISE OF STOCK OPTION

TO PURCHASE COMMON STOCK OF VALLEY FINANCIAL CORPORATION

Name:__________________________________

Address:________________________________

_______________________________________

Date:___________________________________

Valley Financial Corporation

Attention: ____________________

Re:	Exercise of Incentive Stock Option

Gentlemen:

Subject to acceptance by Valley Financial Corporation (the “Company”) pursuant to the provisions of the Valley Financial Corporation 2005 Key Employee Equity Award Plan, I hereby elect to exercise options granted to me to purchase ___________ Shares of Stock (the “Stock”) under the Incentive Stock Option Agreement dated [DATE] (the “Agreement”), at a price of $ [PRICE] per share, for a total of $________ (the “Exercise Price”).

I shall pay for the Stock as follows:

By cash, certified check, or bank cashier’s check, enclosed, for $_______________ for the full Exercise Price, payable to Valley Financial Corporation.

By the enclosed certificate representing ____ Shares of Stock with a Fair Market Value equal to the Exercise Price ($_________) that I have held for at least six months.

As soon as the Stock Certificate is registered in my name, please deliver it to me at the above address.

I represent and warrant to the Company that:

(a) I am acquiring the Stock for my own account as principal for investment and not with a view to resale or distribution.

(b) I am not acquiring the Stock based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Stock but rather upon an independent examination and judgment as to the prospects of the Company. The Stock was not offered to me by means of publicly disseminated advertisements or sales literature, nor am I aware of any offers made to other persons by such means. I am able to bear the economic risks of the investment in the Stock, including the risk of a complete loss of my investment therein.

(c) I recognize that purchase of the Stock involves a high degree of risk and have taken full cognizance of and understand such risk.

(d) I have and have had complete access to and the opportunity to review and make copies of all material documents related to the business of the Company, including, but not limited to, contracts, financial statements, tax returns, leases, deeds and other books and records. I have examined such of these documents as I wished and am familiar with the business and affairs of the Company. I realize that the purchase of the Stock is a speculative investment and that any possible profit therefrom is uncertain. I have had the opportunity to ask questions of and receive answers from the Company and any person acting on its behalf and to obtain all material information reasonably available with respect to the Company and its affairs. I have received all information to date with respect to the Company which I have requested and have deemed relevant in connection with the evaluation of the merits and risks of my investment in the Company. I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of the purchase of the shares hereunder. I understand that the Company has relied on my representations as set forth in this Notice of Exercise in determining materiality for purposes of the disclosure obligations of the Company under federal and state securities laws.

(e) I understand and agree that the Company shall withhold from payments made to me, or I shall remit to the Company, all amounts required to be withheld by the Company to satisfy federal and state tax withholding obligations with respect to the exercise of the Option.

(f) I agree that my certificate(s) for the Stock may bear legends to reflect the restrictions set forth herein and in the Agreement. The agreements, representations, warranties and covenants made by me herein extend to and apply to all of the Stock of the Company issued to me pursuant to the Option. Acceptance by me of the certificate representing such Stock shall constitute a confirmation that all such agreements, representations, warranties and covenants made herein shall be true and correct at such time.

I would like the Stock to be registered in the name(s) of ________________________________________ __________________________________ as _________________________________________________ (specify individual, joint tenants, tenants by the entireties with right of survivorship as at common law, for the benefit of, or other legal designation).

Very truly yours,

AGREED TO AND ACCEPTED:

Valley Financial Corporation

By:

Its:

Number of Shares
Exercised:

Number of Shares
Remaining: